Exhibit 4.10

ASHFORD HOSPITALITY TRUST, INC.

ARTICLES SUPPLEMENTARY

April 28, 2022

Ashford Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland and its corporate office in Dallas, Texas certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Under a power contained in Section 2-208 of the Maryland General Corporation Law (the “MGCL”) and Article V of the Corporation’s Articles of Amendment and Restatement (as amended, the “Charter”), on April 27, 2022, the Board of Directors of the Corporation (the “Board”) reclassified and restored the following shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), that were previously classified and designated by the Board, to the status of unclassified and undesignated shares of Preferred Stock (except to the extent of any shares of the classes of Preferred Stock that were previously redeemed by the Corporation and therefore automatically restored to such status by the terms of such series of Preferred Stock, in which case the amounts set forth below shall be reduced accordingly):

(1)	3,000,000 shares of the 8.55% Series A Cumulative Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), which is all of the shares of Series A Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on September 21, 2004;

(2)	2,285,865 shares of Series B-2 Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series B-2 Preferred Stock”), which is all of the shares of Series B-2 Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on December 29, 2004;

(3)	8,492,370 shares of the 8.45% Series D Cumulative Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), which is a portion of the 9,666,797 shares of Series D Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on July 17, 2007, September 21, 2010 and September 30, 2011;

(4)	4,822,000 shares of the 9.000% Series E Cumulative Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), which is all of the shares of Series E Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on April 15, 2011 and October 14, 2011;

(5)	3,548,956 shares of the 7.375% Series F Cumulative Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), which is a portion of the 4,800,000 shares of Series F Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on July 11, 2016;

(6)	5,368,004 shares of the 7.375% Series G Cumulative Preferred Stock, par value $0.01 per share (“Series G Preferred Stock”), which is a portion of the 6,900,000 shares of Series G Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on October 17, 2016;

(7)	2,601,585 shares of the 7.50% Series H Cumulative Preferred Stock, par value $0.01 per share (“Series H Preferred Stock”), which is a portion of the 3,910,000 shares of Series H Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on August 18, 2017; and

(8)	4,957,077 shares of the 7.50% Series I Cumulative Preferred Stock, par value $0.01 per share (“Series I Preferred Stock”), which is a portion of the 6,210,000 shares of Series I Preferred Stock designated in the articles supplementary filed by the Corporation with the Department on November 14, 2017.

SECOND:  After giving effect to the foregoing reclassifications, the Corporation has the authority to issue 450,000,000 shares of capital stock, par value $0.01 per share, consisting of 400,000,000 shares of common stock, par value $0.01 per share, of the Corporation and 50,000,000 shares of Preferred Stock, of which 43,481,195 shares are unclassified and undesignated shares of authorized Preferred Stock.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH:  These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

FIFTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary as of the date first written above.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ J. Robison Hays, III
Name: J. Robison Hays, III
Title: Chief Executive Officer and President

ATTEST:

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President, General Counsel and Secretary

[Signature page to Articles Supplementary]